ASSET PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into and effective as of this 15th day of July 2015 (the “Effective Date”), by and between Valmie Resources, Inc. of 1001 S. Dairy Ashford Ste 100 Houston, TX 77077, a Nevada corporation (“Purchaser”) and Gerald Hammack of 551 County Road 884, Cushing , TX 75760, an individual (“Seller”).

Background

Seller is the owner of certain intellectual property assets related to the development and programing of the AIMD Platform, the assets Autonomous Intelligence for Mobile Devices (“AIMD”) were developed by the Seller and are owned personally by the Seller. Seller wishes to sell, assets and Purchaser wishes to purchase all of the AIMD Assets upon and subject to the terms and conditions set forth in this Agreement.

Agreement

For and in consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree:

1.	PURCHASE AND SALE OF ASSETS

1.1	Purchase of Assets. On and subject to the terms and conditions of this Agreement, Purchaser hereby purchases and Seller hereby sells, assigns, grants, transfers, and conveys to Purchaser all of the right, title, and interest of Seller in and to the AIMD Assets free and clear of any and all liens, claims, charges, security interests, and encumbrances as the same exist on the Closing Date. The AIMD Assets include, but are not limited to, all intellectual property, trade name, trade secrets, trademarks, personnel contracts, web site domain and content, strategic partnerships, publications, operating model, manuals, licenses, and all other confidential information relating to the AIMD Platform concept in development by Gerald Hammack.

1.2	Assumption of Debt and Excluded Liabilities. Purchaser shall take title to the AIMD assets free and clear of all liabilities. All other liabilities of Seller are hereinafter referred to as (“Excluded Liabilities”).

2.	PURCHASE PRICE AND CLOSING

2.1	Purchase Price. The parties agree that the purchase price for the AIMD Assets shall be $100,000.00 in restricted common stock of Valmie Resources, Inc. The number of shares to be issued to satisfy the agreed upon purchase price shall be determined by the closing price on the date of closing per section 2.2 herein and said shares shall be issued at the direction of the seller.

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2.2	Time and Place of Closing. The closing of the purchase and sale of the AIMD assets (the “Closing”) will be upon delivery of all signed documentation as required under this Agreement, and all documentation necessary to perfect the delivery of the AIMD assets.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

3.1	Authority. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller. This Agreement is the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms.

3.2	Personal Property. Seller, to the best of its knowledge, has good and marketable title to the AIMD Assets free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind or of any nature.

3.3	Compliance with Laws. Seller, to the best of its knowledge, is not subject to any judgment, order, writ, injunction, or decree that adversely affects, or might in the future reasonably be expected to adversely affect any of the AIMD Assets.

3.4	Litigation. There are no formal or informal complaints, investigations, claims, charges, arbitration, grievances, actions, suits, or proceedings pending, or to the knowledge of Seller threatened against any of the AIMD Assets at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign which would affect the purchased assets materially. To the best of its knowledge, Seller is not subject to any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the AIMD Assets.

3.5	Brokers and Finders. Seller has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1	Organization and Qualification. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

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4.2	Authority. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary action on the part of Purchaser, and this Agreement is the legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles.

4.3	Litigation. There is no suit, action, proceeding, claim or investigation pending, or, to Purchaser’s knowledge, threatened, against Purchaser that would prevent Purchaser from consummating the transactions contemplated by this Agreement.

4.4	Brokers and Finders. Purchaser has not incurred any obligation or liability to any party for brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby.

5.	General Provisions

5.1	Bulk Sales Law Waiver. Purchaser and Seller each agree to waive compliance by the other with the provisions of the bulk sales law or comparable law of any jurisdiction to extent that the same may be applicable to the transactions contemplated by this Agreement.

5.2	Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation, and execution of this Agreement and the Closing of the transaction contemplated hereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

5.3	Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors or assigns, as permitted herein.

5.4	Headings. The Section, subsection, and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

5.5	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto and such execution shall be conclusively evidenced by a facsimile transmitted copy or electronic mail transmitted copy of the execution page hereof.

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5.6	Governing Law. This Agreement shall be construed under the laws of the State of Nevada, without giving effect to applicable principles of conflicts of law.

5.7	Additional Actions. Each party covenants that at any time, and from time to time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

5.8	Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

5.9	Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

5.10	Assignment. This Agreement shall not be assigned by operation of law or otherwise. However, the assets and liabilities being acquired by the Purchaser may be transferred to a newly formed corporation at the sole discretion of the Purchaser.

5.11	Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

5.12	Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission with independent confirmation of receipt followed by confirmation of notice by registered or certified mail or overnight courier service; (iii) on the date delivered by an overnight courier service; or (iv) on the fifth business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the address set forth herein of such other addresses provided by each party to the other parties in accordance with the terms or provisions hereof.

5.13	Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

5.14	Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement or a claimed default hereunder, other than requests for injunctive relief or damages for a breach of a Restrictive Covenant shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”), by which each party will be bound.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, each party hereto has executed this Agreement, or caused this Agreement to be executed as of the Effective Date.

Purchaser	Seller
Valmie Resources, Inc.	Gerald Hammack

/s/ Gerald Hammack	/s/ Gerald Hammack
Gerald Hammack, President	Gerald Hammack, an individual

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